Exhibit 99.2

First Marblehead Announces Launch of Private Student Loan Consolidation Product in Partnership with SunTrust Bank

Boston, MA – (Marketwire) – 08/02/12 – The First Marblehead Corporation (NYSE: FMD) today announced that it has entered into a loan program agreement with SunTrust Bank for the SunTrust Bank Private Student Loan Consolidation Program.

Based on First Marblehead’s Monogram® platform, the SunTrust Bank Private Student Loan Consolidation Program is a new private education loan program providing borrowers the opportunity to refinance their existing private student loans into one new loan with a single payment and the potential to reduce their current monthly payment and interest rate. Approved borrowers will be offered the choice of a fixed or variable interest rate, as well as multiple repayment terms, making for a more borrower friendly and informative application process.

“We are excited to launch a new private student loan consolidation product with SunTrust. Our Monogram platform enables us to use industry-leading data and analytics to build smarter private loan products and the private student loan consolidation market is a logical next step for us,” said Daniel Meyers, First Marblehead’s Chairman and Chief Executive Officer. “We expect this product to help college graduates better afford their private student loan debt as they begin their professional careers.”

The program will begin accepting applications via www.suntrusteducation.com in early August.

“We believe that there is a growing need for this type of private student loan consolidation product,” said Mark Smith, SunTrust Bank’s Executive Vice President for Specialty Lending. “Our ability to partner with First Marblehead in the design and delivery of this product puts SunTrust in position to meet that need by providing consumers the ability to choose the loan options – rate type and term – that meet their personal financial needs.”

First Marblehead has filed a current report on Form 8-K with the Securities and Exchange Commission providing additional information relating to the terms and conditions of the agreement. We refer you to the filing, which can be accessed through our website, www.firstmarblehead.com.

About The First Marblehead Corporation – First Marblehead helps meet the need for education financing by offering national and regional financial institutions and educational institutions the Monogram® platform, an integrated suite of design, implementation and credit risk management services for private label, customizable private education loan programs. For more information, please see www.firstmarblehead.com. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans; please see www.SmartBorrowing.org. Through its subsidiary, Union Federal Savings Bank, First Marblehead offers private education loans, residential and commercial mortgage loans, and retail savings, money market and time deposit products. For more information, please see www.unionfsb.com. First Marblehead also offers outsourced tuition planning, billing, payment technology services and refund management services through its subsidiary Tuition Management Systems LLC. For more information, see www.afford.com.

About SunTrust Banks, Inc. – SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of June 30, 2012, SunTrust had total assets of $178.3 billion and total deposits of $128.4 billion. Through its flagship subsidiary, SunTrust Bank, the Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides mortgage banking, insurance, brokerage, investment management, equipment leasing and investment banking services. SunTrust’s Internet address is suntrust.com.

Statements in this press release regarding the loan program (the “Loan Program”) contemplated by the loan program agreement (the “Program Agreement”) among First Marblehead, First Marblehead Education Resources, Inc. and SunTrust Bank, including statements regarding the expected implementation of the Loan Program and the provision of services by us pursuant to the Program Agreement, as well as any other statements that are not purely historical, constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon our historical performance and on our plans, estimates and expectations as of August 2, 2012. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future results, plans, estimates, intentions or expectations expressed or implied by us will be achieved. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause actual financial or operating results, including revenues, facilitated loan volumes or loan portfolio performance related to the Program Agreement, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: the successful sales and marketing of loan offerings pursuant to the Program Agreement, including the volume of loan applications and the extent to which loan applications ultimately result in booked loans; the volume, timing and performance of booked loans; the time, emphasis and resources the parties devote to their marketing efforts; demand for private education financing generally; competition for providing private education financing; our success in delivering our various services to SunTrust Bank; and the other factors set forth under the caption “Part II – Item 1A. Risk Factors” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2012. We specifically disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, and you should not rely on those statements as representing our views as of any date subsequent to the date of this press release.

Contact:

Gary Santo

Investor Relations

First Marblehead

800 Boylston Street, 34th FL

Boston, MA 02199

617.638.2022